Exhibit (d)(8)

March 8, 2014

PRIVATE AND CONFIDENTIAL

Vocus, Inc.

12051 Indian Creek Court

Beltsville, MD 20705

This letter agreement sets forth our understanding with respect to certain matters relating to our negotiations regarding a possible transaction (the “Possible Transaction”) between Vocus Inc. (the “Company”) and certain entities to be formed by GTCR LLC (the “Sponsor”). To complete our confirmatory due diligence and definitive documentation in an expedited manner, we require that the Company enter into a period of exclusivity with the Sponsor. During the Exclusivity Period, the Sponsor and its advisors will work diligently on all outstanding items to drive the transaction towards completion. The Sponsor and the Company hereby agree as set forth below.

From the date this letter agreement is countersigned by the Company until the earliest of (a) 5:00 p.m. Eastern Time, on March 23, 2014, or such later time and date as may be mutually agreed by the Company and Sponsor, (b) 5:00 p.m., Eastern Time, on the second business day after receipt by the Sponsor of a written request by the Company that the Sponsor confirm its non-binding intention to continue to pursue a transaction on substantially the terms previously communicated by Sponsor to the Company (including the per share price previously communicated to the Company at which the Sponsor would be prepared to proceed with the Possible Transaction) unless prior to such time following such request the Sponsor so confirms in writing, (c) the date, if any, on which the Sponsor notifies the Company in writing of its intent to no longer pursue the Possible Transaction with the Company and (d) the date, if any, on which the Sponsor or any of its affiliates and the Company enter into a definitive agreement with respect to the Possible Transaction (the “Exclusivity Period”), the Company agrees that it and its subsidiaries shall not, and that it shall cause its directors and officers not to, and use reasonable best efforts to cause its other representatives (including financial advisors) not to on its behalf, directly or indirectly, (i) solicit, initiate or take any action to facilitate, induce or encourage any inquiries or the making of any proposal or offer from any person or group of persons other than the Sponsor and its affiliates that constitutes, or would reasonably be expected to lead to, the direct or indirect acquisition by any such third person or group of persons (including by license or lease) of all or more than 30% of the capital stock or capital stock equivalents of the Company or any of its subsidiaries or more than 30% of the businesses or assets of the Company and its subsidiaries, taken as a whole, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise (each, an “Alternative Transaction”), (ii) enter into or participate in any discussions or negotiations with any person or group of persons other than the Sponsor, its affiliates and their respective representatives regarding an Alternative Transaction, (iii) furnish or cause to be furnished any material non-public information concerning the Company or its assets or businesses, or afford access to the assets, businesses, properties, books or records of the Company to any person or group of persons other than the Sponsor, its affiliates and their respective representatives, in all cases for the purpose of assisting with or facilitating an Alternative Transaction, (iv) grant any waiver or release of any standstill or similar agreement with respect to any class of equity securities of the Company or (v) enter into an Alternative

March 8, 2014

Vocus, Inc.

Transaction or any agreement, arrangement or understanding with any person or group of persons other than the Sponsor and its affiliates, including, without limitation, any letter of intent, term sheet, acquisition agreement or merger agreement, relating to an Alternative Transaction or otherwise requiring the Company to abandon, terminate or fail to consummate the Possible Transaction.

From the date this letter agreement is countersigned by the Company until the earliest of (a) 5:00 p.m. Eastern Time, on April 9, 2014, (b) 5:00 p.m., Eastern Time, on the second business day after receipt by the Company of a written request by the Sponsor that the Company’s Board of Directors confirm the non-binding intention of the Company’s Board of Directors to continue to pursue a transaction on substantially the terms previously communicated by Sponsor to the Company (including the per share price previously communicated to the Company at which the Sponsor would be prepared to proceed with the Possible Transaction) unless prior to such time following such request the Company’s Board of Directors so confirms in writing, (c) the date, if any, on which the Company (i) notifies the Sponsor in writing of the Company’s intent to no longer pursue the Possible Transaction with the Sponsor or its affiliates or (ii) announces entry into a definitive agreement with any person regarding an Alternative Transaction and (d) the date, if any, on which the Sponsor or any of its affiliates and the Company enter into a definitive agreement with respect to the Possible Transaction, the Sponsor agrees that it and its affiliates shall not, and that it shall cause its directors and officers not to, and use reasonable best efforts to cause its other representatives (including financial advisors) not to on its behalf, directly or indirectly, (i) make any proposal to, or solicit, initiate or take any action to facilitate, induce or encourage any inquiries or the making of any proposal or offer to or from any person or group of persons that constitutes, or would reasonably be expected to lead to, the direct or indirect acquisition by any such third person or group of persons (including by license or lease) of all or more than 30% of the capital stock or capital stock equivalents of a company or any of its subsidiaries or more than 30% of the businesses or assets of a company and its subsidiaries, taken as a whole, whether by merger, purchase of stock, purchase of assets, tender offer or otherwise, in each case, which such company and its subsidiaries are public relations firms or engaged in providing public relations software or services, including media database management, news monitoring and analysis and press release distribution (each, an “Alternative Acquisition”), (ii) enter into or participate in any discussions or negotiations with any person or group of persons regarding an Alternative Acquisition, (iii) furnish or cause to be furnished any material non-public information concerning the Sponsor or its assets or businesses, or afford access to the assets, businesses, properties, books or records of the Sponsor to any person or group of persons, in all cases for the purpose of making, assisting with or facilitating an Alternative Acquisition or (iv) enter into an Alternative Acquisition or any agreement, arrangement or understanding with any person or group of persons, including, without limitation, any letter of intent, term sheet, acquisition agreement or merger agreement, relating to an Alternative Acquisition or otherwise requiring the Sponsor to abandon, terminate or fail to consummate the Possible Transaction. Notwithstanding the foregoing in this paragraph and the following paragraph, the Company acknowledges that the Sponsor is currently engaged in discussions and negotiations for the acquisition of Cision AB and the provisions of this paragraph and the following paragraph shall not extend to any activities by the Sponsor or it advisors in connection with or related to such acquisition.

March 8, 2014

Vocus, Inc.

Immediately upon execution of this letter agreement, the Company and its advisors shall suspend any and all existing discussions or negotiations with any person or group of persons other than the Sponsor, its affiliates and their respective representatives regarding an Alternative Transaction, and the Sponsor and its advisors shall suspend any and all existing discussions or negotiations with any person or group of persons regarding an Alternative Acquisition; provided that any party may refer to its inability hereunder to participate in any such discussion or negotiation. The Company represents that neither it nor any of its subsidiaries is party to, or bound by, any agreement with respect to an Alternative Transaction that conflicts with its obligations under this letter agreement. The Sponsor represents that neither it nor any of its affiliates is party to, or bound by, any agreement with respect to an Alternative Acquisition that conflicts with its obligations under this letter agreement.

If any provision or portion of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law.

This letter agreement may be amended, modified or supplemented only pursuant to a written instrument signed by the Sponsor and the Company. Each party also agrees that unless and until a definitive written agreement with respect to a Possible Transaction has been executed and delivered by the Company and the Sponsor, neither party, nor any affiliate thereof, will be under any legal obligation of any kind whatsoever (including any duty to negotiate in good faith) with respect to such a Possible Transaction by virtue of this Agreement (except for the matters specifically provided herein) or otherwise or by virtue of any written or oral expression with respect to such a Possible Transaction by either party’s affiliates and each of its and its affiliates’ directors, officers, employees and other representatives.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflicts of laws provisions or rule of any jurisdiction that would cause the substantive laws of any other jurisdiction to apply. Each of the undersigned hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery or, if such court lacks jurisdiction, the courts of the State of Delaware and of the United States of America located in Delaware for any actions, suits or proceedings arising out of or relating to this letter agreement. Each of the undersigned hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this letter agreement, in the courts of the State of Delaware or the United States of America located in Delaware and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto agree that if any of the provisions of this letter agreement were not performed in accordance with their terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this letter agreement and to specific performance of the terms hereof, without necessity of posting bond or other security (any requirements therefor being expressly waived).

March 8, 2014

Vocus, Inc.

Except as specifically set forth or referred to herein, nothing herein is intended or shall be construed to confer upon any person or entity other than the undersigned and their successors or assigns, any rights or remedies under or by reason of this letter agreement. For the convenience of the parties, any number of counterparts of this letter agreement may be executed by the parties hereto (whether delivered by facsimile, electronic transmission or otherwise). Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same agreement.

Please confirm your agreement with the foregoing by signing and returning one copy of this Agreement to the undersigned, whereupon this letter shall become a binding agreement.

Very Truly Yours,

GTCR LLC

By:	/s/ Mark Anderson
Name: Mark Anderson
Title: Managing Director

AGREED AND ACCEPTED as of the 8th day of March, 2014:

VOCUS, INC.

By:	/s/ Richard Rudman
Name: Richard Rudman
Title: Chairman, President and CEO